Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated October 23, 2012, relating to the financial statements of Winnebago Industries, Inc. (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Winnebago Industries, Inc. for the year ended August 25, 2012, and the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Minneapolis, Minnesota
April 4, 2013